Exhibit 3.1

MC-374209

Certificate Of Incorporation

I, MELANIE E. RIVERS Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act CAP. 22, that all requirements of the said Act in respect of registration were complied with by

AfterNext HealthTech Acquisition Corp.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 12th day of April Two Thousand Twenty-One

Given under my hand and Seal at George Town in the Island of Grand Cayman this 12th day of April Two Thousand Twenty-One Assistant Registrar of Companies, Cayman Islands.

Authorisation Code : 506592390807 www.verify.gov.ky 12 April 2021